Exhibit 10.4

Non-Compete

I hereby enter into this Non-Compete (“Agreement”) with Unusual Machines, Inc. (“the Company”) on this the 16th day of February 2024 (the “Effective Date”).

WHEREAS, I have been an employee as Chief Executive Officer of the Company pursuant to an Offer Letter dated November 27, 2023 (the “Offer Letter”);

WHEREAS pursuant to a Share Purchase Agreement dated November 21, 2022 (as, amended, the “SPA”) by and among the Company, Red Cat Holdings, Inc., a Nevada corporation (“Red Cat”), and Jeffrey Thompson, on or about the date hereof the Company will acquire from Red Cat all of the capital stock of Fat Shark Holdings, Ltd (“Fat Shark”) and Rotor Riot, LLC (“Rotor Riot,” and collectively the “Target Companies”) in connection with the acquisition contemplated in the SPA (the “Acquisition”);

WHEREAS as an inducement and condition precedent for Red Cat to consummate the Acquisition and the transactions contemplated by the SPA, I am required to execute and deliver this Agreement;

WHEREAS, the Company and I recognize that the agreements and covenants contained in this Agreement are required to protect the business interests of Red Cat.

NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the Company and I hereby agree as follows, intending to be legally bound:

1.	NON-COMPETITION AND NON-SOLICITATION

1.1            Prohibited Business. “Prohibited Business” means any business substantially similar to or competitive with the business conducted by Red Cat or its affiliates as of the day of this Agreement excluding the businesses of the Target Companies to be acquired in connection with the Acquisition, including, but not limited to the designing, manufacturing, marketing, importing, build or sell any Group 1 or Group 2 UAV drone (as defined below) to customers which are a Governmental Authority (as defined below) and/or any third-party intermediary to customers which are a Governmental Authority, and all ancillary activities and associated transactions, without the prior written consent of Red Cat. As used in this Agreement, a “Group 1 UAV” drone is defined as a small, lightweight unmanned system (such as the Teal 2 and RQ-11 Raven drones) weighing up to 20 pounds that are designed for operation at lower altitudes (capable of reaching up to 1,200 feet above ground level at speeds of less than 100 knots. As used in this Agreement, a “Group 2 UAV” drone is defined as drones that weigh between 21 and 55 pounds (such as the RQ-7 Shadow) and are designed for medium range missions, capable of reaching altitudes up to 3,500 feet above ground level and fly at speed less than 250 knots. As used in this Agreement, “Governmental Authority” means a national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

1.2            Non-Competition. I agree that during the period commencing on the Effective Date and continuing for a period of twelve months (the “Non-Competition Period”), I will not, without the Company’s express written consent, directly or indirectly, for myself or for others, in the United States:

(a)	engage in or attempt to engage in any activity, work, business, or investment in the Prohibited Business; provided, however, I may own an investment interest of less than 5% in a publicly-traded company and my current shareholdings in Red Cat; or
(b)	render advice or services to, or otherwise assist, any other person or entity who is engaged, directly or indirectly, in the Prohibited Business; or
(c)	directly or indirectly, either as proprietor, stockholder, partner, officer, employee or otherwise, distribute, sell, offer to sell, or solicit any orders for the purchase or distribution of any products or services which are similar to those distributed, sold or provided by Red Cat during the 12 months preceding my termination of employment with Red Cat, to or from any person, firm or entity which was a customer of Red Cat during the 12 months preceding such termination of employment.

So long as Red Cat will hold at least 10% of the equity of the Company that it will receive in connection with the consummation of the Acquisition, this Section 3.2 may not be waived without the express written consent of Red Cat.

2.               NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

3.               NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

4.               GENERAL PROVISIONS

4.1            Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

4.2            Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of New York, as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York, New York for any lawsuit filed there against me by the Company arising from or related to this Agreement.

4.3            Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

4.4            Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

4.5            Assignment. The Company may assign this Agreement or any part of its rights under this Agreement. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

4.6            Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

4.7            Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

4.8            Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

4.9            Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement along with my Offer Letter are the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment of this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

4.10         Third Party Beneficiaries. I acknowledge that Red Cat and the Company’s legal counsel (for the purposes of issuing its legal opinion in connection with the consummation of the Offering (as defined in the SPA)) shall be entitled to rely on this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, November 27, 2023.

I have read the Agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

Accepted and Agreed to:

Dated:________________________

______________________________
       Signature

       /s/ Allan Evans
       Allan Evans

       UNUSUAL MACHINES, INC.

       By: /s/ Brian Hoff
       Name: Brian Hoff

Title: Chief Financial Officer